Exhibit 10.1
AGREEMENT OF PURCHASE
AND SALE
dated as of January 28, 2011
between
SCHENLEY CENTER ASSOCIATES, L.P.,
a Pennsylvania limited partnership
as Seller,
and
CHATHAM LODGING TRUST,
a Maryland real estate investment trust
as Purchaser
Residence Inn by Marriott
Pittsburgh, PA

ii

LIST OF EXHIBITS

Exhibit A	-	Seller and Property
Exhibit B	-	Legal Description of Condominium Unit
Exhibit C	-	Due Diligence Checklist
Exhibit D	-	Insurance Policies
Exhibit E	-	Operative Agreements
Exhibit F	-	Existing Warranties and Guaranties
Exhibit G	-	Assumed Loan
Exhibit H	-	Future Conveyance Parcel

AGREEMENT OF PURCHASE AND SALE
     THIS AGREEMENT OF PURCHASE AND SALE (“Agreement”), dated as of the 28th day of January, 2011 (“Effective Date”), between SCHENLEY CENTER ASSOCIATES, L.P., a Pennsylvania limited partnership (the “Seller”), and CHATHAM LODGING TRUST, a Maryland real estate investment trust (the “Purchaser”), provides:
ARTICLE 1
DEFINITIONS; RULES OF CONSTRUCTION
          1.1 Definitions.
     The following terms shall have the indicated meanings:
     “Act of Bankruptcy” means if a party hereto shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its Property, (b) admit in writing its inability to pay its debts as they become due, (c) make a general assignment for the benefit of its creditors, (d) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), (e) be adjudicated a bankrupt or insolvent, (f) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, (g) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), or (h) take any limited liability company, trust or corporate action for the purpose of effecting any of the foregoing; or if a proceeding or case shall be commenced, without the application or consent of a party hereto, in any court of competent jurisdiction seeking (1) the liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts, of such party, (2) the appointment of a receiver, custodian, trustee or liquidator of such party or all or any substantial part of its assets, or (3) other similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed; or an order (including an order for relief entered in an involuntary case under the Federal Bankruptcy Code, as now or hereafter in effect) judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) consecutive days.
     “Additional Deposit” has the meaning set forth in Section 2.2.
     “Agreement” has the meaning set forth in the Preamble hereto.
     “Assignment and Assumption Agreement” means the assignment and assumption agreement whereby the Seller assigns and the Purchaser assumes the Operative Agreements, in such form and substance as Purchaser and Seller shall mutually agree.
     “Assumed Loan” means any loan identified on Exhibit G hereto.
     “Assumption Application” has the meaning set forth in Section 2.5.

     “Assumption Fee” has the meaning set forth in Section 2.5.
     “Authorizations” means all licenses, permits and approvals required by any governmental or quasi-governmental agency, body or officer for the ownership, operation and use of such Property or any part thereof.
     “Bill of Sale (Inventory)” means the bill of sale conveying title to the Inventory to the Purchaser’s property manager, lessee or designee, in such form and substance as Purchaser and Seller shall mutually agree.
     “Bill of Sale (Personal Property)” means the bill of sale conveying title to the Tangible Personal Property, and Intangible Personal Property, to the extent assignable, from the Seller to the Purchaser.
     “Building Codes” has the meaning set forth in Section 4.7.
     “Closing” means a consummation of a purchase and sale of the Property pursuant to this Agreement.
     “Closing Date” means the date on which the Closing occurs, but in no event later than the date identified in Section 6.1.
     “Commission” has the meaning set forth in Section 3.19.
     “Condominium Unit” means the condominium unit legally described on Exhibit B attached hereto, together with all easements, rights, privileges, remainders, reversions and appurtenances thereunto belonging or in any way appertaining, and all of the estate, right, title, interest, claim or demand whatsoever of the Seller therein, in the common elements, either at law or in equity, in possession or expectancy, now or hereafter acquired
     “Deed” means a special warranty deed conveying title to the Real Property from the Seller to the Purchaser, subject only to Permitted Title Exceptions, taxes not yet due and payable and matters identified by the applicable Survey, in such form and substance as Purchaser and Seller shall mutually agree.
     “Deposit” has the meaning set forth in Section 2.2.
     “Due Diligence Checklist” has the meaning set forth in Section 2.3.
     “Effective Date” has the meaning set forth in the Preamble hereto.
     “Environmental Conditions” has the meaning set forth in Section 4.7.
     “Executive Order” has the meaning set forth in Section 3.22.
     “Fire Damaged Rooms” has the meaning set forth in Section 3.24.
     “FIRPTA Certificate” means the affidavit of each Seller conveying Real Property under Section 1445 of the Internal Revenue Code certifying that such Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person (as those terms are defined in the Internal Revenue Code and the Income Tax Regulations), in such form and substance as Purchaser and Seller shall mutually agree.
     “Financial Information” has the meaning set forth in Section 3.12.
     “Future Conveyance” has the meaning set forth in Section 9.20.
     “Future Conveyance Parcel” has the meaning set forth in Section 9.20.
     “Governmental Body” means any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.
     “Government List” has the meaning set forth in Section 3.22.
     “Guest Ledger” means the collection of all open balances, whether secured by some form of payment or unsecured, for all in house Hotel guests remaining as of the Closing Date.
     “Hazardous Substances” has the meaning set forth in Section 3.17.
     “Hotel” means the hotel named on Exhibit A hereto and the related amenities and appurtenances thereto.
     “Improvements” means the Hotel and all other buildings, improvements, fixtures and other items of real estate pursuant to the Condominium Unit.
     “Initial Deposit” has the meaning set forth in Section 2.2.
     “Insurance Policies” means those certain policies of insurance described on Exhibit D attached hereto.
     “Intangible Personal Property” means all intangible personal property owned by the Seller and used in connection with the ownership, operation, leasing, occupancy or maintenance of the Property, including, without limitation, the right to use the trade name associated with the Property and all variations thereof, the Authorizations, escrow accounts, insurance policies, general intangibles, business records, plans and specifications, surveys and title insurance policies pertaining to the Real Property and the Personal Property, all licenses, permits and approvals with respect to the construction, ownership, operation, leasing, occupancy or maintenance of the Property, any unpaid award for taking by condemnation or any damage to the Condominium Unit by reason of a change of grade or location of or access to any street or highway, and the share of the Tray Ledger determined under Section 6.5, excluding (a) any of the aforesaid rights the Purchaser elects not to acquire, (b) the Seller’s cash on hand, in bank accounts and invested with financial institutions and (c) accounts receivable except for the above described share of the Tray Ledger.
     “Interim Liquor Agreement” has the meaning set forth in Section 3.21.

     “Inventory” means all inventory located at the Hotel and owned by Seller, including without limitation, all mattresses, pillows, bed linens, towels, paper goods, soaps, cleaning supplies and other such supplies.
     “Knowledge” shall mean the actual knowledge of Marc Kossman, Curtis Kossman, and Lynnette Niro after discussions with the manager of the Hotel, without any other duty of inquiry or investigation. For the purposes of this definition, the term “actual knowledge” means, with respect to any person, the conscious awareness of such person at the time in question, and expressly excludes any constructive or implied knowledge of such person.
     “License” has the meaning set forth in Section 3.18.
     “Licensor” means the franchisor issuing the License.
     “Liquor License” means that certain liquor license with the Pennsylvania Liquor Control Board bearing license number H 5840 and any other liquor licenses required by applicable governing bodies for lawful service of liquor at Hotel.
     “Loan Assumption” has the meaning set forth in Section 2.5.
     “Operative Agreements” means the service contracts, supply contracts, leases and other agreements in effect with respect to the construction, ownership, operation, occupancy or maintenance of the Property.
     “Owner’s Title Policy” means an owner’s policy of title insurance issued to the Purchaser by the Title Company, pursuant to which the Title Company insures the Purchaser’s ownership of fee simple title to the Real Property (including the marketability thereof) subject only to Permitted Title Exceptions. The Owner’s Title Policy shall insure the Purchaser in the amount of the Purchase Price and shall be acceptable in form and substance to the Purchaser. The description of the Condominium Unit in the Owner’s Title Policy shall be the legal description and bounds and shall be identical to the description shown on the Survey.
     “Permitted Title Exceptions” means those exceptions to title to the Real Property that are satisfactory to the Purchaser as determined pursuant to Section 2.3.
     “PIP” has the meaning set forth in Section 5.1(f).
     “PIP Costs” has the meaning set forth in Section 5.1(f).
     “PIP Delivery Date” has the meaning set forth in Section 5.1(f).
     “Property” means collectively the Real Property, the Inventory, the Tangible Personal Property and the Intangible Personal Property owned by such Seller.
     “Purchase Price” means Twenty Four Million Nine Hundred Thousand and No/Dollars ($24,900,000).
     “Purchaser” has the meaning set forth in the Preamble hereto.

     “Real Property” means the Condominium Unit and the Improvements.
     “Seller” has the meaning set forth in the Preamble hereto.
     “Seller’s Organizational Documents” means the current limited partnership agreement and certificate of formation of the Seller.
     “Study Period” means the period commencing at 9:00 a.m. on the Effective Date, and continuing through 5:00 p.m. on the date which is forty-five (45) days thereafter, except as otherwise herein provided.
     “Survey” means the survey prepared delineating the location of the Improvements, all rights of way and easements and contiguous public roads, the same prepared for the benefit of and certified to Purchaser and the Title Company. The Survey shall be adequate for the Title Company to delete any exception for general survey matters in the Owner’s Title Policy. If there is a discrepancy between the description of the Condominium Unit attached hereto as Exhibit B and the description of the Condominium Unit as shown on the Survey, the survey shall confirm that the property description identifies the Property.
     “Survival Period” has the meaning set forth in the last paragraph of Article 3.
     “Tangible Personal Property” means the items of tangible personal Property consisting of all furniture, fixtures and equipment situated on, attached to, or used in the operation of the Hotel, and all furniture, furnishings, equipment, machinery, and other personal property of every kind located on or used in the operation of the Hotel and owned by the Seller; provided, however, that the Purchaser agrees that, all Inventory shall be conveyed to the Purchaser’s property manager for such Hotel.
     “Title Company” means Chicago Title Insurance Company, Washington, DC.
     “Tray Ledger” means the final night’s room revenue (revenue from rooms occupied as of 12:01 a.m. on the Closing Date, exclusive of food, beverage, telephone and similar charges which shall be retained by the Seller), including any sales taxes, room taxes or other taxes thereon.
     “Utilities” means public sanitary and storm sewers, natural gas, telephone, public water facilities, electrical facilities and all other utility facilities and services necessary for the operation and occupancy of the Property as a hotel.
     “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.
     1.2 Rules of Construction.
     The following rules shall apply to the construction and interpretation of this Agreement:
          (a) Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

          (b) All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.
          (c) The table of contents and headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.
          (d) Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.
ARTICLE 2
PURCHASE AND SALE; DEPOSIT; PAYMENT OF PURCHASE PRICE
     2.1 Purchase and Sale. The Seller agrees to sell to the Purchaser and the Purchaser agrees to purchase from the Seller the Property for the Purchase Price, in accordance with the terms and conditions set forth herein.
     2.2 Deposit. Simultaneously with the full execution of this Agreement, the Purchaser will deposit in escrow with the Title Company the sum of One Hundred Twenty Five Thousand Dollars ($125,000) as an earnest money deposit (the “Initial Deposit”). Upon the expiration of the Study Period, if the Purchaser elects to proceed with the purchase of the Property in accordance with the terms of this Agreement, the Purchaser will deposit in escrow with the Title Company an additional sum of One Hundred Twenty Five Thousand Dollars ($125,000) as additional earnest money (the “Additional Deposit”, and together with the Initial Deposit, the “Deposit”). The Deposit shall be in the form of cash and shall be invested by the Title Company in an interest-bearing account reasonably acceptable to the Purchaser and the Seller. Following the expiration of the Study Period, the Deposit shall be non-refundable to Purchaser, except in the event of Seller default, failure of a condition precedent in favor of Purchaser or termination of this Agreement pursuant to Section 2.3(d). All interest earned on the Deposit shall be paid over to the party entitled to the receipt of the Deposit under the terms of this Agreement.
     2.3 Study Period.
          (a) The Purchaser shall have the right during the Study Period (and thereafter if the Purchaser notifies the Seller that the Purchaser has elected to proceed to Closing in the manner described below) upon not less than one (1) business day prior notice to the Seller, to enter upon the Real Property and to perform, at the Purchaser’s expense, such economic, surveying, engineering, environmental, topographic and marketing tests, studies and investigations as the Purchaser may deem appropriate. If such tests, studies and investigations warrant, in the Purchaser’s sole, absolute and unreviewable discretion, the purchase of the Property for the purposes of operating a Hotel, then the Purchaser may elect to proceed to Closing and shall so notify the Seller prior to the expiration of the Study Period. If for any reason the Purchaser does not so notify the Seller of its determination to proceed to Closing prior to the expiration of the Study Period, or if the Purchaser notifies the Seller, in writing, prior to the expiration of the Study Period that it has determined not to proceed to

Closing, this Agreement shall automatically terminate, the Deposit shall be returned to the Purchaser and upon return of the Deposit, the Purchaser shall be released from any further liability or obligation under this Agreement, except those which expressly survive the termination of this Agreement.
          (b) On or before the execution of this Agreement, the Seller shall make available to the Purchaser, its agents, auditors, engineers, attorneys and other designees, copies of all existing architectural and engineering studies, surveys, title insurance policies, zoning and site plan materials, environmental audits and other related materials or information, if any, relating to the Property which are in, or come into, the Seller’s possession or control including but not limited to the documents listed in the due diligence checklist (“Due Diligence Checklist” attached as Exhibit C). Notwithstanding the foregoing, Seller shall not be obligated to deliver to the Purchaser any materials of a proprietary nature. Purchaser acknowledges that, except as otherwise herein provided, any such materials delivered to the Purchaser pursuant to this provision shall be without warranty, representation or recourse.
          (c) The Purchaser shall indemnify, hold harmless and defend the Seller against any loss, damage or claim arising from entry upon the Real Property by the Purchaser or any agents, contractors or employees of the Purchaser. The Purchaser understands and accepts that any on-site inspections of the Real Property shall occur at reasonable times agreed upon by the Seller and the Purchaser after not less than one (1) business day prior notice to Seller and shall be conducted so as not to interfere unreasonably with the operation of the Property and the use of the Property by the tenants and the guests of the Hotel. The Seller shall have the right to have a representative present during any such inspections. If the Purchaser desires to do any invasive testing at the Real Property, the Purchaser shall do so only after obtaining the prior written consent of Seller, which approval may be subject to reasonable terms and conditions as may be proposed by the Seller. The Purchaser shall not permit any liens to attach to the Property by reason of such inspections. The Purchaser shall (i) restore the Property, at its own expense, to substantially the same condition which existed prior to any inspections or other activities of the Purchaser thereon; and (ii) be responsible for and pay any and all liens by contractors, subcontractors, materialmen, or laborers performing the inspections or any work for the Purchaser or the Purchaser Parties on or related to the Property. The terms of this Section 2.3(c) shall survive the termination of this Agreement.
          On and after the Effective Date, Purchaser shall, at its expense, procure and continue in force, general liability insurance with a reputable insurance company or companies, covering any and all claims for injuries to persons and any and all claims for damage to property in, on, or about the Real Property. Such insurance shall at all times be not less than Five Hundred Thousand ($500,000.00) Dollars for injury to any one person, not less than One Million ($1,000,000.00) Dollars for injuries to more than one person in one accident, and not less than Five Hundred Thousand ($500,000.00) Dollars for damage to property. Such insurance shall be written with a reputable company or companies authorized to engage in the business of general liability insurance in the Commonwealth of Pennsylvania. Policies of insurance issued by said companies shall bear an endorsement holding and saving Seller free and harmless and indemnified against any and all claims whatsoever arising out of injury to or death of any person or damage to any property resulting from Purchaser’s entry upon the Real Property. Purchaser shall furnish Seller with customary insurance certificates evidencing such insurance, which name Seller as additional insured, and which provide that Seller shall receive at least thirty (30) days prior notice in writing of the cancellation of any such insurance policy, and which recognizes that Purchaser’s insurance shall be primary.
          (d) During the Study Period, the Purchaser, at its expense, shall cause an examination of title to the Property to be made, and, prior to the expiration of the Study Period, shall notify the Seller of any defects in title shown by such examination that the Purchaser is unwilling to accept. Within ten (10) days after such notification, the Seller shall notify the Purchaser whether the Seller is willing to cure such defects. If the Seller is willing to cure such defects, the Seller shall act promptly and diligently to cure such defects at its expense. If such defects consist of deeds of trust, mechanics’ liens, tax liens or other liens or charges in a fixed sum or capable of computation as a fixed sum, the Seller shall pay and discharge (and the Title Company is authorized to pay and discharge at Closing) such defects at Closing. If the Seller is unwilling or unable to cure any other such defects by Closing, the Purchaser shall elect (1) to waive such defects and proceed to Closing without any abatement in the Purchase Price or (2) to terminate this Agreement and receive a full refund of the Deposit. The Seller shall not, after the date of this Agreement, subject the Property to any liens, encumbrances, covenants, conditions, restrictions, easements or other title matters or seek any zoning changes or take any other action which may affect or modify the status of title without the Purchaser’s prior written consent. All title matters revealed by the Purchaser’s title examination and not objected to by the Purchaser as provided above shall be deemed Permitted Title Exceptions. If Purchaser shall fail to examine title and notify the Seller of any such title objections by the end of the Study Period, all such title exceptions (other than those rendering title unmarketable and those that are to be paid at Closing as provided above) shall be deemed Permitted Title Exceptions.
          (e) If, despite Purchaser’s commercially reasonable efforts to obtain and review all third party reports during the Study Period, including but not limited to any property condition reports or Phase I environmental site assessments, Purchaser shall not have received any such reports, Purchaser shall have the right to extend the Study Period for seven (7) days solely in order to obtain and review the third party reports Purchaser did not receive during the Study Period. If Seller has not delivered the PIP to Purchaser as provided by Section 5.1(f), the Purchaser shall have the right to extend the Study Period for one (1) additional day for each day after the PIP Delivery Date the PIP was actually delivered to Purchaser.
     2.4 Payment of Purchase Price. The Purchaser shall pay the balance of the Purchase Price, as adjusted in the manner specified in Article 6, in cash or by confirmed wire transfer of immediately available federal funds to the account of the Title Company, to be disbursed to the Seller or other applicable parties at Closing. Such wire transfer shall be sent by the Purchaser to the Title Company for the account of the Seller no later than 12:01 p.m., Pittsburgh, Pennsylvania time on the Closing Date

     2.5 Assumption of Assumed Loan. At the closing, Purchaser shall assume the Assumed Loan. With respect to Purchaser’s assumption of the Assumed Loan, (a) not later than five (5) business days after the Effective Date, Purchaser shall, with the cooperation of Seller, use commercially reasonable efforts to commence its efforts to process the assumption of the Assumed Loan by Purchaser (“Loan Assumption”), including but not limited to providing all reasonable information concerning the transfer of the Property to the applicable lender (“Assumption Application”), (b) Purchaser and Seller shall cooperate and use all reasonable and diligent efforts to cause the applicable lender (or its loan servicer) to consent to the Loan Assumption and to cause the applicable Seller and all applicable guarantors, if any, to be released from any and all liability under the Assumed Loans following the Closing Date, and to cause Seller to be released from its obligations under that certain Environmental Indemnity Agreement dated August 16, 2006 in favor of Principal Commercial Funding, LLC, (c) for purposes of determining the amount of the Assumed Loan to be credited toward the Purchase Price, the aggregate of the outstanding principal balance of the Assumed Loan and all accrued and unpaid interest and late charges or other similar fees, if any, as of the Closing Date (but expressly excluding the Assumption Fee, as defined below shall be aggregated and determined and shall be credited to the Purchase Price and (d) Purchaser shall be exclusively liable for and shall pay as the same are incurred (i) the assumption fees and/or costs required by the Lender (or the loan servicer), and (ii) all fees, expenses and/or costs required by the lender to process the Assumption Application and the Loan Assumption including but not limited to the initial application fee of Fifteen Thousand Dollars and No Cents ($15,000.00) (collectively, the “Assumption Fee”).
ARTICLE 3
SELLER’S REPRESENTATIONS, WARRANTIES AND COVENANTS
     To induce the Purchaser to enter into this Agreement and to purchase the Property, Seller hereby makes the following representations, warranties and covenants, upon each of which the Seller acknowledges and agrees that the Purchaser is entitled to rely and has relied. Each such representation shall be materially true and correct on the Effective Date and shall be materially true and correct on the Closing Date.
     3.1 Organization and Power. Seller is a limited partnership duly formed, validly existing and in good standing under the laws of its state of formation and has all requisite powers and all governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to enter into and perform its obligations hereunder and under any document or instrument required to be executed and delivered on behalf of the Seller hereunder.
     3.2 Authorization and Execution. This Agreement has been duly authorized by all necessary action on the part of the Seller, has been duly executed and delivered by the Seller, constitutes the valid and binding agreement of the Seller and is enforceable in accordance with its terms. There is no other person or entity who has an ownership interest in the Property to be sold hereunder by the Seller or whose consent is required in connection with the Seller’s performance of its obligations hereunder.

     3.3 Noncontravention. Subject to any consent to the assignment of any particular Operative Agreement or management agreement required by the terms thereof or by applicable laws, the execution and delivery of, and the performance by the Seller of its obligations under, this Agreement do not and will not contravene, or constitute a default under, any provision of applicable law or regulation, the Seller’s Organizational Documents or any agreement, judgment, injunction, order, decree or other instrument binding upon the Seller. There are no outstanding agreements (written or oral) pursuant to which the Seller (or any predecessor to or representative of the Seller) has agreed to sell or has granted an option or right of first refusal to purchase the Property or any part thereof.
     3.4 No Special Taxes. The Seller has no Knowledge of, nor has it received any notice of, any special taxes or assessments relating to the Property to be sold hereunder by the Seller or any part thereof or any planned public improvements that may result in a special tax or assessment against the Property.
     3.5 Compliance with Existing Laws. To Seller’s Knowledge, the Seller possesses all Authorizations, each of which is valid and in full force and effect, and no provision, condition or limitation of any of the Authorizations has been breached or violated. The Seller has not misrepresented or failed to disclose any relevant fact in obtaining all Authorizations, and the Seller has no Knowledge of any change in the circumstances under which those Authorizations were obtained that result in their termination, suspension, modification or limitation. The Seller has no Knowledge, nor has it received notice within the past three (3) years, of any existing or threatened violation of any provision of any applicable building, zoning, subdivision, environmental or other governmental ordinance, resolution, statute, rule, order or regulation, including but not limited to those of environmental agencies or insurance boards of underwriters, with respect to the ownership, operation, use, maintenance or condition of the Property or any part thereof, or requiring any repairs or alterations other than those that have been made prior to the date hereof.
     Seller represents that the Real Property is in the RM-VH Residential Multi-Unit, Very High Density zoning district, that the operation of the Hotel is not a permitted use in such zoning district, and that Seller has an occupancy permit for the operation of the Hotel thereby making the operation of the Hotel a legal non-conforming use. Seller shall, at Seller’s expense, furnish at Closing a Certificate of Zoning Classification and Legality of Use issued by the City of Pittsburgh, which certifies the legal non-conforming use.
     3.6 Operative Agreements. The Seller will not enter into any new management agreement, maintenance or repair contract, supply contract, lease in which it is lessee or other agreements with respect to the Property, nor shall the Seller enter into any agreements modifying the Operative Agreements, unless (a) any such agreement or modification will not bind the Purchaser or the Property after the date of Closing or (b) the Seller has obtained the Purchaser’s prior written consent to such agreement or modification. All of the Operative Agreements in force and effect as of the date hereof are listed on Exhibit E attached hereto.
     3.7 Warranties and Guaranties. The Seller shall not before or after Closing, release or modify any warranties or guarantees, if any, of manufacturers, suppliers and installers relating to the Improvements and the Personal Property or any part thereof, except with the prior written consent of the Purchaser. A complete list of all such warranties and guaranties in effect as of this date is attached hereto as Exhibit F.
     3.8 Insurance. To Seller’s Knowledge, all of the Seller’s Insurance Policies are valid and in full force and effect, all premiums for such policies were paid when due and all future premiums for such policies (and any replacements thereof) shall be paid by the Seller on or before the due date therefor. The Seller shall pay all premiums on, and shall not cancel or voluntarily allow to expire, any of the Seller’s Insurance Policies unless such policy is replaced, without any lapse of coverage, by another policy or policies providing coverage at least as extensive as the policy or policies being replaced.
     3.9 Condemnation Proceedings; Roadways. Seller has no Knowledge of any notice of any condemnation or eminent domain proceeding pending or threatened against the Property or any part thereof. The Seller has no Knowledge of any change or proposed change in the route, grade or width of, or otherwise affecting, any street or road adjacent to or serving the Real Property.
     3.10 Litigation. Seller has no Knowledge of any action, suit or proceeding pending or threatened against or affecting the Seller in any court, before any arbitrator or before or by any Governmental Body which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which the Seller is a party or by which it is bound and that is or is to be used in connection with, or is contemplated by, this Agreement, (b) could materially and adversely affect the ability of the Seller to perform its obligations hereunder, or under any document to be delivered pursuant hereto, (c) could create a lien on the Property, any part thereof or any interest therein, (d) the subject matter of which concerns any past or present employee of the Seller or (e) could otherwise materially adversely affect the Property, any part thereof or any interest therein or the use, operation, condition or occupancy thereof.
     Purchaser is aware of the following two (2) pending matters of litigation of which Seller is a party (collectively, the “Pending Litigation”):
          (a) Schenley Center Associates, L.P. et al. v. Astorino Branch Engineers Inc. et al., GD-02-011612 in the Court of Common Pleas of Allegheny County, Pennsylvania.
          (b) Whitaker et al. v. Schenley Center Associates, L.P. d/b/a Residence Inn by Marriott et al., GD-08-008790 in the Court of Common Pleas of Allegheny County, Pennsylvania.
     3.11 Labor Disputes and Agreements. Seller has no employees. Seller has no Knowledge of any labor disputes pending or, threatened as to the operation or maintenance of the Property or any part thereof. The Seller is not a party to any union or other collective bargaining agreement with employees employed in connection with the ownership, operation or maintenance of the Property. The Seller is not a party to any employment contracts or agreements, and neither the Seller nor its managing agent will, between the date hereof and the date of Closing, enter into any new employment contracts or agreements or hire any new employees except with the prior written consent of the Purchaser. The Purchaser will not be obligated to give or pay any amount to any employee of the Seller or the Seller’s managing agent unless the Purchaser elects to hire that employee. The Purchaser shall not have any liability under any pension or profit sharing plan that the Seller or its managing agent may have established with respect to the Property or their or its employees.
     3.12 Financial Information. To the best of Seller’s Knowledge, all of the Seller’s financial information, including, without limitation, all books and records and financial statements (“Financial Information”) is correct and complete in all respects and presents accurately the results of the operations of the Property for the periods indicated. Since the date of the last financial statement included in the Seller’s Financial Information, there has been no material adverse change in the financial condition or in the operations of the Property.
     3.13 Operation of Property. The Seller covenants, that between the date hereof and the date of Closing, it will (a) operate the Property only in the usual, regular and ordinary manner consistent with the Seller’s prior practice, (b) maintain its books of account and records in the usual, regular and ordinary manner, in accordance with sound accounting principles applied on a basis consistent with the basis used in keeping its books in prior years and (c) use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers, partners and employees and preserve its relationships with suppliers and others having business dealings with it comply with and perform all of the duties and obligations of licensee under the License. The Seller shall continue to use its best efforts to take guest room reservations and to book functions and meetings and otherwise to promote the business of the Property in generally the same manner as the Seller did prior to the execution of this Agreement. All advance room bookings and reservations and all meetings and function bookings shall continue to be booked at rates, prices and charges heretofore customarily charged by the Seller for such purposes, and in accordance with the Seller’s published rate schedules. Except as otherwise permitted hereby, from the date hereof until Closing, the Seller shall not take any action or fail to take action the result of which (i) would have a material adverse effect on the Property or the Purchaser’s ability to continue the operation thereof after the date of Closing in substantially the same manner as presently conducted, (ii) reduce or cause to be reduced any room rents or any other charges over which the Seller has operational control, or (iii) would cause any of the representations and warranties contained in this Article 3 to be untrue as of Closing. Seller shall deliver to the Purchaser daily reports showing the income and expenses of the Hotel and all departments thereof, together with such periodic information with respect to room reservations and other bookings, as the Seller customarily keeps internally for its own use.
     3.14 Personal Property. All of the Tangible Personal Property, Intangible Personal Property and Inventory being conveyed by the Seller to the Purchaser or to the Purchaser’s managing agent, lessee or designee, are free and clear of all liens, leases and other encumbrances and will be so on the date of Closing and the Seller has good, merchantable title thereto and the right to convey same in accordance with the terms of the Agreement.
     3.15 Bankruptcy. No Act of Bankruptcy has occurred with respect to the Seller.

     3.16 No Brokers. Other than Town Real Estate Enterprises, LLC, the Seller has not engaged the services of, nor is it or will it become liable to, any real estate agent, broker, finder or any other person or entity for any brokerage or finder’s fee, commission or other amount with respect to the transaction described herein. The Seller will indemnify Purchaser with respect to the claims of Town Real Estate Enterprises, LLC, and of any other broker or person with whom the Seller dealt in connection with this transaction.
     3.17 Hazardous Substances. The Seller has no Knowledge:
          (a) of the presence of any “Hazardous Substances” (as defined in Section 4.7) on the Property, or any portion thereof in violation of applicable law, or,
          (b) of any spills, releases, discharges, or disposal of Hazardous Substances that have occurred or are presently occurring on or onto the Property, or any portion thereof, the amount or volume of which is in violation of applicable law, or
          (c) of the presence in violation of applicable law of any PCB transformers serving, or stored on, the Property, or any portion thereof, and Seller has no knowledge of any failure to comply with any applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Substances.
     3.18 License. To Seller’s Knowledge, the franchise license with respect to the Hotel (the “License”) is valid and in full force and effect, and Seller is not in default with respect thereto (with or without the giving of any required notice and/or lapse of time).
     3.19 Independent Audit. Seller shall provide access by Purchaser’s representatives to all financial and other information relating to the Property which would be sufficient to enable them to prepare audited financial statements in conformity with Regulation S-X of the Securities and Exchange Commission (the “Commission”) and to enable them to prepare a registration statement, report or disclosure statement for filing with the Commission. Seller shall also provide to Purchaser’s representatives a signed representative letter which would be sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Property. This shall survive for two years after the last Closing Date.
     3.20 Bulk Sale Compliance. The Seller shall indemnify Purchaser against any claim, loss or liability arising under the bulk sales law in connection with the transaction contemplated herein.
     3.21 Liquor License. To Seller’s Knowledge, the liquor license for the Hotel (and any restaurant located therein) is in full force and effect and validly licensed to the person(s) required to be licensed under the law of the State in which the Hotel is located. If, on the Closing Date, the Purchaser is unable to (1) obtain the permanent transfer of the Liquor License; or (2) obtain another arrangement pending the permanent transfer of the Liquor License to the Purchaser, then, on the Closing Date, the Seller shall use commercially reasonable efforts to enter into an agreement with the Purchaser, to the extent legally permissible and on terms and conditions reasonably acceptable to the Purchaser and the

Seller, providing for an interim arrangement (the “Interim Liquor Agreement”) of up to six (6) months whereby the Seller shall allow the Purchaser, the Purchaser’s Lessee or the Purchaser’s hotel management company, as applicable, to operate all food and beverage areas within the Hotel under the existing Liquor License pending the temporary or permanent transfer of the Liquor License to the Purchaser, the Purchaser’s Lessee or the Purchaser’s hotel management company, as applicable. The Interim Liquor Agreement may be structured in the form of a short term lease or other agreement to consummate the intent of the parties, cancelable at any time by the Purchaser. The Purchaser shall indemnify, defend and hold the Seller and its affiliates harmless against any liabilities incurred in such operation (unless caused by the Seller’s willful or grossly negligent conduct or omission or material breach of the Interim Liquor Agreement) and provide adequate insurance (including, without limitation, liquor liability insurance) naming the Seller as an additional insured.
     3.22 Money Laundering. The Seller is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a Specifically Designated National and Blocked person, or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 (the “Executive Order”) as a person who commits, threatens to commit, or supports terrorism; and it is not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation terrorists, terrorist organizations or narcotics traffickers, including, without limitation, those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time. Neither Seller, nor any person controlling or controlled by Seller, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti bribery laws and regulations (including, without limitation, funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under 18 USC §1956(c)(7)). For purposes of this Agreement, “Government List” means of any of (i) the two lists maintained by the United States Department of Commerce (Denied Persons and Entities), (ii) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons) and (iii) the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties).
     3.23 Sewage Facility. The Pennsylvania Sewage Facilities Act of January 24, 1966, No. 537, P.L. 1535, as amended, requires that there be a statement regarding the availability of a community sewage system. The Property is serviced by a community sewage system.
     3.24 Fire Damage. The Hotel is currently in a condition sufficient to meet standards of Licensor except for those rooms damaged as a result of the negligence of a Hotel guest in Room #617 on or about December 11, 2010 which caused damage (including water damage from the sprinkler system) to hallways and stairways on the first through sixth floors and damage to rooms including but not limited to rooms numbered 131, 133, 135, 215, 217,

315, 317, 413, 415-421, 515, 517-521, 613, 615-621 (“Fire Damaged Rooms”). The damage to the Fire Damaged Rooms was an insurable loss, and repairs are or shall be completed by Seller or its designee on or before February 15, 2011. Upon substantial completion of the work to repair the Fire Damaged Rooms, Seller will give Purchaser two (2) business days’ notice of an inspection to confirm the status of the work, and Purchaser shall have the right to attend said inspection and provide punch items for Seller to repair in order to reasonably satisfy Purchaser.
     The representations and warranties in this Article 3 shall survive the Closing for a period of one (1) year following the Closing Date (“Survival Period”). Notwithstanding anything to the contrary contained in this Agreement, any claim that Purchaser may have during the Survival Period against Seller for any breach of the representations and warranties contained in this Article 3 will not be valid or effective, and Seller shall have no liability with respect thereto, unless the aggregate of all valid claims exceed Fifty Thousand and No/Dollars ($50,000.00). Seller’s liability for damages resulting from valid claims during the Survival Period shall in no event exceed two and one-half percent (2.5%) of the Purchase Price in the aggregate. Purchaser agrees that, with respect to any alleged breach of representations in this Agreement discovered after the Survival Period, the maximum liability of Seller for all such alleged breaches is limited to One Hundred and No/Dollars ($100.00). In the event Purchaser obtains actual knowledge on or before Closing of any material inaccuracy in any of the representations and warranties contained in this Article 3, and such material inaccuracy is not promptly corrected or resolved by Seller following notice from Purchaser, Purchaser may as Purchaser’s sole and exclusive remedy either: (i) terminate this Agreement, whereupon the Deposit and the initial loan assumption application fee of Fifteen Thousand Dollars ($15,000.00) referred to in Section 2.5 shall be refunded to Purchaser and neither party shall have any further rights or obligations pursuant to this Agreement, other than as set forth herein with respect to rights or obligations that survive termination; or (ii) waive any and all claims against Seller on account of such inaccuracy and close the transaction. In the event Purchaser obtains knowledge on or before the expiration of the Study Period of any inaccuracy in any of the representations and warranties contained in this Article 3, and Purchaser does not terminate this Agreement on or before the expiration of the Study Period, Purchaser shall be deemed to have waived any and all claims against Seller on account of such inaccuracy (including the right to terminate this Agreement following the expiration of the Study Period). The provisions of this Article 3 shall survive the Closing.
ARTICLE 4
PURCHASER’S REPRESENTATIONS, WARRANTIES AND COVENANTS
     To induce the Seller to enter into this Agreement and to sell the Property, the Purchaser hereby makes the following representations, warranties and covenants, upon each of which the Purchaser acknowledges and agrees that the Seller is entitled to rely and has relied. Each such representation shall be materially true and correct on the Effective Date and shall be materially true and correct on the Closing Date.
     4.1 Organization and Power. The Purchaser is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland, and has all trust powers and all governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered on behalf of the Purchaser hereunder.
     4.2 Noncontravention. The execution and delivery of this Agreement and the performance by the Purchaser of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of applicable law or regulation, the Purchaser’s declaration of trust or other trust document or any agreement, judgment, injunction, order, decree or other instrument binding upon the Purchaser.
     4.3 Litigation. There is no action, suit or proceeding, pending or known by the Purchaser to be threatened against or affecting the Purchaser in any court or before any arbitrator or before any Governmental Body which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which the Purchaser is a party or by which it is bound and that is to be used in connection with, or is contemplated by, this Agreement, (b) could materially and adversely affect the ability of the Purchaser to perform its obligations hereunder, or under any document to be delivered pursuant hereto, (c) could create a lien on the Property, any part thereof or any interest therein or (d) could adversely affect the Property, any part thereof or any interest therein or the use, operation, condition or occupancy thereof.
     4.4 Bankruptcy. No Act of Bankruptcy has occurred with respect to the Purchaser.
     4.5 No Brokers. Other than CB Richard Ellis, the Purchaser has not engaged the services of, nor is it or will it become liable to, any real estate agent, broker, finder or any other person or entity for any brokerage or finder’s fee, commission or other amount with respect to the transaction described herein. The Purchaser will indemnify Seller with respect to the claims of CB Richard Ellis, and of any other broker or person with whom the Purchaser dealt in connection with this transaction.
     4.6 Money Laundering. The Purchaser is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a Specifically Designated National and Blocked person, or for or on behalf of any person, group, entity or nation designated in the Executive Order as a person who commits, threatens to commit, or supports terrorism; and it is not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation terrorists, terrorist organizations or narcotics traffickers, including, without limitation, those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time. Neither Purchaser, nor any person controlling or controlled by Purchaser, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti bribery laws and regulations (including, without limitation, funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under 18 USC §1956(c)(7)).
     4.7 AS IS, WHERE IS.
     PURCHASER EXPRESSLY ACKNOWLEDGES AND AGREES THAT, AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, THE PROPERTY IS BEING SOLD TO PURCHASER AND PURCHASER AGREES TO PURCHASE AND ACCEPT THE PROPERTY, AND EACH AND EVERY PART AND COMPONENT THEREOF, IN AN “AS IS, WHERE IS” CONDITION AS OF THE CLOSING WITH NO REPRESENTATIONS OR WARRANTIES FROM SELLER, EITHER EXPRESS OR IMPLIED EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. PURCHASER AGREES THAT PURCHASER IS NOT RELYING UPON, AND HAS NOT RECEIVED OR BEEN GIVEN, ANY REPRESENTATIONS (EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT), STATEMENTS OR WARRANTIES (ORAL OR WRITTEN, IMPLIED OR EXPRESS) OF OR BY ANY OFFICER, EMPLOYEE, AGENT OR REPRESENTATIVE OF SELLER, OR ANY SALESPERSON OR BROKER (IF ANY) INVOLVED IN THIS TRANSACTION, AS TO THE PROPERTY OR ANY PART OR COMPONENT THEREOF IN ANY RESPECT, INCLUDING, BUT NOT LIMITED TO, ANY REPRESENTATIONS, STATEMENTS OR WARRANTIES AS TO THE PHYSICAL OR ENVIRONMENTAL CONDITION OF THE PROPERTY, THE FITNESS OF THE PROPERTY FOR USE AS A HOTEL, THE FINANCIAL PERFORMANCE OR POTENTIAL OF THE PROPERTY, THE COMPLIANCE OF THE PROPERTY WITH APPLICABLE BUILDING, ZONING, SUBDIVISION, ENVIRONMENTAL, LIFE SAFETY OR LAND USE LAWS, CODES, ORDINANCES, RULES, ORDERS, OR REGULATIONS, OR THE STATE OF REPAIR OF THE PROPERTY, AND PURCHASER, FOR ITSELF AND ITS HEIRS, LEGAL REPRESENTATIVES, SUCCESSORS AND ASSIGNS, WAIVES ANY RIGHT TO ASSERT ANY CLAIM OR DEMAND AGAINST SELLER AT LAW OR IN EQUITY RELATING TO ANY SUCH MATTER, WHETHER LATENT OR PATENT, DISCLOSED OR UNDISCLOSED, KNOWN OR UNKNOWN, NOW EXISTING OR HEREAFTER ARISING EXCEPTING ANY CLAIM OR DEMAND RELATING TO REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT. EXCEPT FOR ANY TITLE OR SURVEY MATTERS CREATED SOLELY BY SELLER IN VIOLATION OF THIS AGREEMENT, PURCHASER AGREES THAT IT SHALL HAVE NO RECOURSE WHATSOEVER AGAINST SELLER, AT LAW OR IN EQUITY, SHOULD THE SURVEY OR THE TITLE INSURANCE COMMITMENTS OR THE TITLE POLICIES FAIL TO DISCLOSE ANY MATTER AFFECTING THE PROPERTY OR REVEAL ANY SUCH MATTER IN AN INACCURATE, MISLEADING OR INCOMPLETE FASHION OR OTHERWISE BE IN ERROR. PURCHASER ACKNOWLEDGES THAT IT SHALL REVIEW THE SURVEY AND THE TITLE INSURANCE COMMITMENTS (AS SAME MAY BE MARKED AT CLOSING) AND TO DISCUSS THEIR CONTENTS WITH THE INDEPENDENT CONTRACTORS WHO PREPARED OR ISSUED EACH OF THEM. PURCHASER ACCORDINGLY AGREES TO LOOK SOLELY TO THE PREPARER OF THE SURVEY AND THE ISSUER OF THE TITLE INSURANCE COMMITMENTS AND TITLE POLICIES FOR ANY CLAIM ARISING OUT OF OR IN CONNECTION WITH SUCH

INSTRUMENTS AND HEREBY RELEASES SELLER FROM ANY SUCH CLAIM (EXCEPT FOR ANY CLAIM THAT SELLER AGREES TO CURE AS SET FORTH IN THIS AGREEMENT).
     Purchaser recognizes that the Hotel and Personal Property are not new and that there exists a possibility that the Property is not in compliance with the requirements which would be imposed on a newly constructed hotel by presently effective federal, state and local building, plumbing, electrical, fire, health, handicap, environmental and life safety laws, codes, ordinances, rules, orders and/or regulations (collectively, the “Building Codes”). The Hotel and other improvements may contain substances or materials no longer permitted to be used in newly constructed buildings including, without limitation, asbestos or other insulation materials, lead or other paints, wiring, electrical, or plumbing materials and may not contain other materials or equipment required to be installed in a newly constructed building. Purchaser will have the opportunity, as provided for in Section 2.3, to investigate and inspect the Property and review the results of such investigations and inspections of the Property as Purchaser deemed necessary with respect to all such matters. Except as otherwise set forth in this Agreement, Purchaser agrees to accept and shall the Property in an “AS-IS, WHERE IS” condition and at Closing to accept and assume the risk of noncompliance of the Property with all such building codes. Except with respect to those representations set forth in Article 3 hereof, Purchaser waives any right to excuse (except as specifically set forth in this Agreement) or delay performance of its obligations under this Agreement or to assert any claim against Seller (before or after Closing) arising out of any failure of the Property to comply with any such building codes.
     Except with respect to those representations set forth in Article 3, it is specifically understood and agreed by Seller and Purchaser that Seller does not make, and shall not be deemed to have made, any representation, warranty or covenant with respect to (i) any Environmental Laws that may affect any of the Property or (ii) the presence or absence of any Hazardous or Toxic Substances in, on, above, under or about any of the Property (“Environmental Conditions”). From and after Closing, Purchaser agrees for itself and for its heirs, successors and assigns, to waive all of its rights under this Agreement, if any, and any Environmental Laws to require Seller to remediate or “clean up” the Property and releases Seller from any liability of any kind or nature arising with respect to any Environmental Conditions at the Property. As used in this Agreement, (A) the term “Environmental Laws” means all federal, State and local laws, codes, ordinances, rules, orders and regulations now or hereafter in effect relating to pollution or the protection of the environment, including without limitation, all laws, codes, ordinances, rules, orders and regulations governing the generation, use, collection, treatment, storage, transportation, recovery, removal, discharge, spill or disposal of any or all Hazardous or Toxic Substances, and (B) the term “Hazardous Substances” or “Toxic Substances” means materials and substances defined as “hazardous substances”, “hazardous wastes”, “toxic substances” or “toxic wastes” in (I) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601-9675, as amended by the Superfund Amendments and Reauthorization Act of 1988, and any further amendments thereto and rules, orders and regulations thereunder; (II) the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901-6992, as amended by the Hazardous and Solid Waste Amendments of 1984, and any further amendments thereto and rules, orders and regulations thereunder; or (III) any other

Environmental Laws. Purchaser acknowledges and agrees that: (a) Purchaser is an experienced and sophisticated owner of real property; (b) Purchaser has expressly negotiated the limitations of liability contained in this Section; and (c) the limitations contained in this Section are reasonable. Purchaser acknowledges and agrees that Seller has agreed to enter into this Agreement in consideration for and in reliance upon the foregoing limitations of liability, and that the consideration under this Agreement is based in part on the limitations of liability.
     It is understood and agreed by Seller and Purchaser that in the event of any conflict between the terms and provisions of this Section 4.7 and any other term or provision to this Agreement, the relevant term or provision of this Section 4.7 shall control and govern. The provisions of this Article 4 shall survive Closing.
ARTICLE 5
CONDITIONS AND ADDITIONAL COVENANTS
     5.1 Conditions to Purchaser’s Obligations. The Purchaser’s obligations hereunder are subject to the satisfaction of the following conditions precedent with respect to the Property and the compliance by the Seller with the following covenants, to the extent applicable to the Seller:
          (a) Seller’s Deliveries. The Seller shall have delivered to the Title Company or the Purchaser, as the case may be, on or before the date of Closing, all of the documents and other information required of the Seller pursuant to Section 6.2.
          (b) Representations, Warranties and Covenants; Obligations of the Seller; Certificate. All of the Seller’ representations and warranties made in this Agreement shall be true and correct as of the date hereof and as of the date of Closing as if then made, there shall have occurred no material adverse change in the condition of the Property since the date hereof, the Seller shall have performed all of the covenants and other obligations under this Agreement applicable to the Seller and the Seller shall have executed and delivered to the Purchaser at Closing a certificate to the foregoing effect.
          (c) Condition of Improvements. Except to the extent that repair or restoration of a Property is required hereunder, in which case the Improvements and the Tangible Personal Property shall be in the condition required by this Agreement, the Improvements and the Tangible Personal Property (including but not limited to the mechanical systems, plumbing, electrical, wiring, appliances, fixtures, heating, air conditioning and ventilating equipment, elevators, boilers, equipment, roofs, structural members and furnaces) shall be in the same or better condition at Closing as they are as of the date hereof, reasonable wear and tear excepted. Prior to Closing, the Seller shall not have diminished the quality or quantity of maintenance and upkeep services heretofore provided to the Real Property and the Tangible Personal Property and the Seller shall not have diminished the Inventory (except as may be diminished in the normal course of business). The Seller shall not have removed or caused or permitted to be removed any part or portion of the Real Property or the Tangible Personal

Property unless the same is replaced, prior to Closing, with similar items of at least equal quality and acceptable to the Purchaser.
          (d) Environmental Report; Property Condition Report. Provided Purchaser has used commercially reasonable and diligent efforts, the Purchaser shall have obtained, at Purchaser’s expense, a current Phase I environmental report and a current property condition report, each of which shall be satisfactory to the Purchaser in its reasonable discretion.
          (e) Franchise License. The Licensor shall have consented to the sale of the Property, and the Purchaser and Licensor shall have arranged for the assignment and assumption of the License or the termination of the existing License and the replacement thereof with a new License to which the Purchaser is a party. The Purchaser will use commercially reasonable efforts to obtain such License and shall pay all costs and expenses associated therewith. The Seller shall assist the Purchaser in respect thereto, but shall not be responsible for any costs or expenses.
          (f) Property Improvement Plan. To the extent required by the Licensor and provided that Purchaser has used commercially reasonable and diligent efforts, the Purchaser shall have obtained a Property Improvement Plan (“PIP”) from Licensor by and at the cost of the Purchaser. As soon as possible following the Effective Date, the Seller shall arrange for the inspection and creation of a PIP by the Licensor for the Property (to the extent such PIP has not already been initiated), and the Seller shall endeavor to have each such PIP document (but not the work specified therein) completed as promptly as possible and delivered to Purchaser within fifteen (15) days following the Effective Date (“PIP Delivery Date”). The Purchaser shall be responsible for any fees or expenses charged by the franchisors for completing such inspections and preparing the PIPs except that if Purchaser shall terminate this Agreement due to a material breach by Seller, Seller shall reimburse Purchaser all such costs. The Purchaser shall be responsible for the completion of such PIP work and all costs associated therewith (“PIP Costs”).
          (g) Management Agreement. The Seller shall, effective on or before the date of Closing, effect the termination of the Management Agreement and pay all costs incurred in connection therewith. The Seller shall use its commercially reasonable good faith efforts to negotiate the notice requirements relating to the termination of the Management Agreement on or before Closing and will bear all costs associated therewith, including but not limited to any payments to the manager in connection with such negotiations and all costs for early termination or failure to satisfy notice requirements of the Management Agreement. The Seller shall indemnify and hold the Purchaser harmless from any claims or liability relating to the Management Agreement.
          (h) Liquor. It shall be legally permissible to serve alcohol to Hotel guests after Closing in accordance with all applicable laws and the transfer of the Liquor License to the Purchaser.
          (i) Assumption of Assumed Loan. Purchaser shall have received the applicable lender’s approval of the assumption of the Assumed Loan.

          (j) Fire Damage. Seller shall have caused all Fire Damaged Rooms to be returned to condition sufficient to meet Licensor’s standards. To the extent the Fire Damaged Rooms have not been returned to such condition as of Closing, Seller agrees to assign to Purchaser such unused portion of its insurance claim attributable to the unfinished work to entitle Purchaser to be the beneficiary of said portion of the claim in order to cause the Fire Damaged Rooms repairs to be completed.
          (k) Common Areas. Seller shall have used its commercially reasonable good faith efforts to modify that certain Declaration of Condominium dated October 15, 1998, recorded in the Recorder’s Office of Allegheny County, Pennsylvania, in Deed Book Volume 10321, Page 369, as amended on August 10, 2006, (the “Condo Declaration”) as may be necessary to resolve all issues relating to condominium Common Elements (as that term is defined in the Condo Declaration) including but not limited to providing mechanics for the resolution of disputes and allocating use of and cost sharing obligations as to the parking garage and trellis areas. Such efforts shall include, but not be limited to, causing the Condo Declaration to be amended to the extent necessary to accomplish the foregoing, and full cooperation in obtaining any consents (including the consent of any lender) required in connection with such modifications or amendments.
     5.2 Conditions to Seller’s Obligations. The Seller’s obligations hereunder are subject to the satisfaction of the following conditions precedent with respect to the Property and the compliance by the Purchaser with the following covenants, to the extent applicable to the Purchaser:
          (a) Purchaser’s Deliveries. The Purchaser shall have delivered to the Title Company or the Seller, as the case may be, on or before the date of Closing, all of the documents and other information required of the Seller pursuant to Section 6.3.
          (b) Representations, Warranties and Covenants; Obligations of the Purchaser; Certificate. All of the Purchaser’s representations and warranties made in this Agreement shall be materially true and correct as of the date hereof and as of the date of Closing as if then made, there shall have occurred no material adverse change in the financial condition of the Purchaser since the date hereof, the Purchaser shall have performed all of the covenants and other obligations under this Agreement applicable to the Purchaser and the Purchaser shall have executed and delivered to the Purchaser at Closing a certificate to the foregoing effect.
          (c) Franchise License. The Licensor shall have consented to the sale of such Property, and the Purchaser, Seller and Licensor shall have arranged for the assignment and assumption of the License or the termination of the existing License and the replacement thereof with a new License to which the Purchaser is a party. The Seller, its manager and, if applicable, any guarantor, and each of their respective affiliates, shall have been released from all future duties, liabilities and obligations under the License and any guarantee(s) thereof, in such form and to such an extent that Licensor customarily provides, if any.

          (d) Liquor License. Purchaser shall make application for the transfer of the Liquor License promptly following the Effective Date and will use commercially reasonable efforts to cause the transfer to be effective on or after the Closing Date.
ARTICLE 6
CLOSING
     6.1 Closing.
          (a) Closing shall be conducted through the Title Company or in another manner at a location that is mutually acceptable to the parties, on or before the later of the date that is fifteen (15) business days following the expiration of the Study Period, as it may be extended pursuant to Section 2.3(e), and the closing date of Purchaser’s assumption of the Assumed Loan. Possession of the Property shall be delivered to the Purchaser at the applicable Closing, subject only to Permitted Title Exceptions and guests of the Hotel.
     6.2 Seller’s Deliveries. Seller shall deliver to Purchaser all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged on behalf of the Seller and shall be dated as of the date of Closing:
          (a) The certificates required by Section 5.1(b) and Section 3.5;
          (b) The Deed;
          (c) The Bill of Sale (Inventory);
          (d) The Bill of Sale (Personal Property);
          (e) The Assignment and Assumption Agreement;
          (f) Certificate(s)/Registration of Title for the following vehicles owned by the Seller and used in connection with the Property;
          (i) 2006 Chevrolet Express; Title #64264746602 SC; VIN# 1GAHG39U661218493
          (ii) 2006 Chevrolet Express; Title #64264717502 SC; VIN# 1GAHG39U261220919
          (g) Such agreements, affidavits or other documents as may be required by the Title Company to issue the Owner’s Title Policy with affirmative coverage over mechanics’ and materialmen’s liens;
          (h) The FIRPTA Certificate;
          (i) True, correct and complete copies of all warranties, if any, of manufacturers, suppliers and installers possessed by the Seller and relating to the Improvements and the Personal Property, or any part thereof;

          (j) Copies of certificate(s) of occupancy for the Real Property and Improvements, issued by the appropriate governmental authority;
          (k) Such proof as the Purchaser may reasonably require with respect to Seller’s compliance with the bulk sales laws or similar statutes;
          (l) A written instrument executed by the Seller, conveying and transferring to the Purchaser all of the Seller’s right, title and interest in any telephone numbers and facsimile numbers relating to the Property, and, if the Seller maintains a post office box, conveying to the Purchaser all of its interest in and to such post office box and the number associated therewith, so as to assure a continuity in operations and communications;
          (m) All current real estate and personal property tax bills in the Seller’s possession or that Seller may reasonably obtain;
          (n) A complete set of all guest registration cards, guest transcripts, and all other available guest information;
          (o) A complete list of all advance room reservations, functions and the like, in reasonable detail so as to enable the Purchaser to honor the Seller’s commitments in that regard;
          (p) A list of the Seller’s outstanding accounts receivable as of midnight on the date prior to the Closing, specifying the name of each account and the amount due the Seller;
          (q) Written notice executed by the Seller notifying all interested parties, including all tenants under any leases of the Property, that the Property has been conveyed to the Purchaser and directing that all payments, inquiries and the like be forwarded to the Purchaser at the address to be provided by the Purchaser;
          (r) All keys for the Property;
          (s) All books, records, operating reports, appraisal reports, files and other materials in the Seller’s possession or control which are necessary in the Purchaser’s discretion to maintain continuity of operation of the Property;
          (t) An assignment of all warranties and guarantees from all contractors and subcontractors, manufacturers, and suppliers in effect with respect to the Improvements;
          (u) Complete set of “as-built” drawings for the Improvements, if any in Seller’s possession; and
          (v) Any other document or instrument reasonably requested by the Purchaser or required hereby.
     6.3 Purchaser’s Deliveries. At Closing, the Purchaser shall pay or deliver to the Seller the following:

          (a) The certificate required by Section 5.2(b);
          (b) The portion of the Purchase Price described in Section 2.4;
          (c) The Bill of Sale (Inventory);
          (d) The Bill of Sale (Personal Property);
          (e) The Assignment and Assumption Agreement; and
          (f) Any other document or instrument reasonably requested by the Seller or required hereby.
     6.4 Closing Costs. Seller and Purchaser shall be responsible for the payment of its own attorney’s fees incurred in connection with transaction which is the subject of this Agreement.
          (a) Purchaser Costs. Purchaser shall pay for: all costs and expenses associated with the inspection and due diligence of the Property (including, but not limited to, any updated surveys and environmental reports), all costs associated with the assignment/ new License, title insurance, one-half (.5) of Commonwealth of Pennsylvania, municipal and school district realty transfer tax; recording cost of the Deed (and mortgage, if any).
          (b) Seller’s Costs. The Seller shall pay for: the releases of any deeds of trust, mortgages and other financing encumbering the Property and for any costs associated with any corrective instruments, and one-half (.5) of Commonwealth of Pennsylvania, municipal and school district realty transfer tax.
     6.5 Income and Expense Allocations.
          (a) All income, except any Intangible Personal Property, and expenses with respect to the Property, and applicable to the period of time before and after Closing, determined in accordance with sound accounting principles consistently applied, shall be allocated between the Seller and the Purchaser. The Seller shall be entitled to all income and responsible for all expenses for the period of time up to but not including the Closing Date, and the Purchaser shall be entitled to all income and responsible for all expenses for the period of time from, after and including the Closing Date. Without limiting the generality of the foregoing, the following items of income and expense shall be allocated at Closing:
               (i) Current and prepaid rents, including, without limitation, prepaid room receipts, function receipts and other reservation receipts;
               (ii) Real estate and personal property taxes;
               (iii) Amounts under Operative Agreements to be assigned to and assumed by Purchaser, Purchaser’s property manager, lessee or designee;

               (iv) Utility charges (including but not limited to charges for water, sewer and electricity);
               (v) License and permit fees, where transferable;
               (vi) Value of fuel stored on the Property at the price paid for such fuel by the Seller, including any taxes;
               (vii) All prepaid reservations and contracts for rooms confirmed by the Seller prior to the Closing Date for dates after the Closing Date, all of which Purchaser shall honor;
               (viii) The Tray Ledger, which shall be divided equally between the parties; and
               (ix) All secured balances on the Guest Ledger which Purchaser will purchase at face amount subject to a three percent (3%) discount for any balances secured by credit cards.
          (b) The Seller shall receive a credit for any prepaid expenses accruing to periods on or after the Closing Date. At Closing, the Seller shall sell to Purchaser, and Purchaser shall purchase from the Seller, all petty cash funds located at the Property.
          (c) The Seller shall be required to pay all sales taxes, hotel occupancy taxes, and similar impositions through the date of Closing.
          (d) The Purchaser shall not be obligated to collect any accounts receivable or revenues accrued prior to the Closing Date on behalf of the Seller, but if the Purchaser collects same, the Purchaser will promptly remit to the Seller such amounts in the form received.
          (e) If accurate allocations of any item cannot be made at Closing because current bills are not obtainable, the parties shall allocate such income or expenses at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable income or expense. Any income received or expense incurred by the Seller or the Purchaser with respect to the Property after the date of Closing shall be promptly allocated in the manner described herein and the parties shall promptly pay or reimburse any amount due.
ARTICLE 7
CONDEMNATION; RISK OF LOSS
     7.1 Condemnation. In the event of any actual or threatened taking, pursuant to the power of eminent domain, of all or any portion of the Real Property, or any proposed sale in lieu thereof, the Seller shall give written notice thereof to the Purchaser promptly after the Seller learns or receives notice thereof. If all or any part of the Real Property which would materially interfere with the operation or use of the Hotel is, or is to be, so condemned or sold, the Purchaser shall have the right to terminate this Agreement pursuant to Section 8.3. If the Purchaser elects not to terminate this Agreement, all proceeds, awards and other payments arising out of such condemnation or sale (actual or threatened) shall be paid or assigned, as applicable, to the Purchaser at Closing.
     7.2 Risk of Loss. In the event of any fire or other casualty, the Seller shall give written notice thereof to the Purchaser promptly after the Seller learns or receives notice thereof. If any such loss or damage occurs prior to Closing and is in excess of One Million and No/Dollars ($1,000,000.00) or would require more than sixty (60) days to repair, the Purchaser shall have the right to terminate this Agreement pursuant to Section 8.3. If the Purchaser elects not to terminate this Agreement, all insurance proceeds and rights to proceeds arising out of such loss or damage shall be paid or assigned, as applicable, to the Purchaser at Closing and Seller shall pay to Purchaser the amount of any deductible, under applicable insurance policies.
ARTICLE 8
LIABILITY OF PURCHASER; LIABILITY OF SELLER;
TERMINATION RIGHTS
     8.1 Liability of Purchaser and Seller. Except for any obligation expressly assumed or agreed to be assumed by the Purchaser hereunder, the Purchaser does not assume any obligation of the Seller or any liability for claims arising out of any occurrence prior to Closing. The Seller shall not be responsible for any obligation of the Purchaser or any liability for claims arising out of any occurrence on or after Closing.
     8.2 Indemnification.
          (a) Indemnification by Seller. The Seller covenants to defend, indemnify and hold harmless the Purchaser and its affiliates, owners, employees, agents and representatives, successors and assigns from and against any and all claims, penalties, liabilities, obligations, fines, losses, causes of action, fees, injuries, damages, liens, proceedings, judgments, actions, rights, demands, costs and expenses (including, without limitation, reasonable attorneys’ fees and court and litigation costs) arising prior to the Closing Date. This indemnity shall survive the Closing.
          (b) Indemnification by Purchaser. Purchaser covenants to defend, indemnify and hold harmless each Seller, and their respective affiliates, owners, employees, agents and representatives, successors and assigns from and against any and all claims, penalties, liabilities, obligations, fines, losses, causes of action, fees, injuries, damages, liens, proceedings, judgments, actions, rights, demands, costs and expenses (including, without limitation, reasonable attorneys’ fees and court and litigation costs) arising from and after the Closing Date. This indemnity shall survive the Closing.
     8.3 Termination by Purchaser. If the Seller materially defaults in performing any of its obligations under this Agreement (including its obligation to sell the Property), and the Seller fails to cure any such matter within ten (10) business days after notice thereof from the

Purchaser, the Purchaser, at its option, may elect either (a) to terminate this Agreement, in which event the Deposit shall be forthwith returned to the Purchaser and all other rights and obligations of the Seller and the Purchaser hereunder shall terminate immediately (except those which expressly survive the termination of this Agreement), or (b) to waive its right to terminate and, instead, to proceed to Closing.
     8.4 Termination by Seller. If the Purchaser materially defaults in performing any of its obligations under this Agreement (including its obligation to purchase the Property), and the Purchaser fails to cure any such default within ten (10) business days after notice thereof from the Seller, then the Seller’s sole remedy for such default shall be to terminate this Agreement and retain the Deposit. The Seller and the Purchaser agree that, in the event of such a default, the damages that the Seller would sustain as a result thereof would be difficult if not impossible to ascertain. Therefore, the Seller and the Purchaser agree that the Seller shall retain the Deposit as full and complete liquidated damages and as the Seller’ sole remedy.
ARTICLE 9
MISCELLANEOUS PROVISIONS
     9.1 Completeness; Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto. This Agreement may be modified only by a written instrument duly executed by the parties hereto.
     9.2 Assignments. The Purchaser may assign its rights hereunder without the consent of the Seller to any party under common control of the Purchaser. No such assignment shall relieve the Purchaser of its obligations under this Agreement.
     9.3 Successors and Assigns. This Agreement shall inure to the benefit of and bind the Purchaser and the Seller and their respective successors and assigns.
     9.4 Days. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first (1st) business day following such Saturday, Sunday or legal holiday. Unless otherwise specified herein, all references herein to a “day” or “days” shall refer to calendar days and not business days.
     9.5 Governing Law. This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania.
     9.6 Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement.
     9.7 Severability. If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
     9.8 Costs. Regardless of whether Closing occurs hereunder, and except as otherwise expressly provided herein, each party hereto shall be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby, including without limitation fees of attorneys, engineers and accountants.
     9.9 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, transmitted by facsimile transmission, sent prepaid by Federal Express (or a comparable overnight delivery service) or sent by the United States mail, certified, postage prepaid, return receipt requested, at the addresses and with such copies as designated below. Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) when actually delivered to the intended recipient.

If to the Seller:	Schenley Center Associates, L.P.
Eleven Parkway Center
Suite 300
Pittsburgh, PA 15220
Attn: Marc Kossman, Curtis Kossman, Lynnette Niro
Fax: 412-921-0913

If to the Purchaser:	Chatham Lodging Trust
50 Cocoanut Row
Suite 211
Palm Beach, Florida 33480
Attn: Jeffrey H. Fisher
Fax: (561) 659-7318

with a copy to:	Hunton & Williams
1900 K Street, N.W.
Washington, D.C. 20006
Attn: John M. Ratino, Esq.
Fax: (202) 778-2201
     Or to such other address as the intended recipient may have specified in a notice to the other party. Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party in the manner described in this Section.
     9.10 Incorporation by Reference. All of the exhibits attached hereto are by this reference incorporated herein and made a part hereof.
     9.11 Survival. All of the representations, warranties, covenants and agreements of the Seller and the Purchaser made in, or pursuant to, this Agreement shall survive for a period of one (1) year following Closing and shall not merge into any Deed or any other document or instrument executed and delivered in connection herewith.
     9.12 Further Assurances. The Seller and the Purchaser each covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein.
     9.13 No Partnership. This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of seller and purchaser specifically established hereby.
     9.14 Time of Essence. Time is of the essence with respect to every provision hereof.
     9.15 Confidentiality. The terms and provisions of this Agreement shall remain confidential and shall not be disclosed, by either the Purchaser or the Seller, to any third (3rd) party other than: (a) as may be required by law or regulation or to comply with the filing requirements of any applicable legislation or rule; or (b) any counsel, consultant, or agent assisting the Seller with the sale of the Property and any counsel, consultant, or agent assisting the Purchaser with the purchase of the Property; or (c) by Purchaser in any filing with the U.S. Securities and Exchange Commission. Prior to the issuance of any public statement (including a press release) regarding the existence of this Agreement, the party making such statement shall provide written notice to the other party together with a copy of the proposed statement, and the party issuing such statement will reasonably consider comments from the other party. Notwithstanding the foregoing, the Seller acknowledges that the Purchaser will issue a press release following the execution of this Agreement announcing that the Purchaser has executed an agreement to purchase an upscale, extended stay hotel in the Pittsburgh market; provided that such press release and any other announcements made by the Purchaser regarding the existence of this Agreement shall not, prior to the deposit by the Purchaser of the Additional Deposit, include the name of the Hotel or the Seller. If the Purchaser does not proceed with the purchase of the Property, following written request by the Seller, the Purchaser shall return to the Seller all materials and information furnished to the Purchaser by the Seller or the Seller’s agents in connection with the Purchaser’s review of the Property, together with copies of all third party reports relating to the Property that the Purchaser has had prepared (other than work product, proprietary or confidential materials). The Purchaser acknowledges that the Seller may solicit additional offers for the purchase of the Property in the event that the Purchaser is unwilling or unable to consummate the Closing.
     9.16 No Third-Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of the Seller and the Purchaser only and are not for the benefit of any third (3rd) party, and accordingly, no third (3rd) party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.
     9.17 Waiver of Jury Trial. The Seller and the Purchaser each hereby waive any right to jury trial in connection with the enforcement by the Purchaser, or the Seller, of any of their respective rights and remedies hereunder.
     9.18 Title Company.
          (a) The Title Company agrees to hold the Deposit in accordance with the terms hereof and to comply with additional written instructions from the parties, to the extent that such instructions are not in conflict.
          (b) If the Title Company is uncertain for any reason whatsoever as to its duties or rights hereunder, the Title Company shall continue to hold the Deposit until the Title Company receives a written agreement of both parties with respect to disposition of the Deposit, in which event Title Company shall distribute the Deposit in accordance with such agreement; or in the event of litigation between or among the parties, the Title Company shall continue to hold the Deposit until such time as the parties resolve their dispute or such dispute is resolved by judicial or other proceedings.
          (c) Acceptance by the Title Company of its duties under this Agreement is subject to the following terms and conditions:
               (i) The duties and obligations of the Title Company shall be determined solely by the provisions of this Agreement and any written instruction from the parties consistent with this Agreement that are not in conflict, and the Title Company shall not be liable except for the performance of such duties and obligations as are specifically set out in this Agreement or such instructions;
               (ii) The Seller and the Purchaser will jointly and severally reimburse and indemnify the Title Company for, and hold it harmless against any loss, liability or expense, including but not limited to reasonable attorneys’ fees, incurred without bad faith, negligence or willful misconduct on the part of the Title Company, arising out of or in connection with any dispute or conflicting claim by the Seller or the Purchaser under this Agreement, as well as the costs and expense of defending against any claim or liability arising out of or relating to this Agreement except where such claim or liability arises from the bad faith, negligence or willful misconduct on the part of the Title Company; as between the Seller (on the one hand) and the Purchaser (on the other hand) their obligations under this subsection 9.18(c)(ii) shall be shared equally;

               (iii) The Title Company shall be fully protected in acting on and relying upon any written notice, instruction, direction or other document which the Title Company in good faith believes to be genuine and to have been signed or presented by the proper party or parties;
               (iv) The Title Company may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in respect of any action taken or suffered by it in good faith in accordance with the opinion of such counsel;
               (v) The Title Company may resign and be discharged from its duties hereunder at any time by giving written notice of such resignation to each of the Purchaser and the Seller specifying a date, not less than thirty (30) days after the date of such notice, when such resignation will take effect. Upon the effective date of such resignation, the Title Company shall deliver the funds held in escrow to such person or persons as the Purchaser and the Seller shall in writing jointly direct, and upon such delivery the Title Company shall be relieved of all duties and liabilities thereafter accruing under this Agreement. The Purchaser and the Seller shall have the right at any time upon joint action to substitute a new Title Company by giving notice thereof to the Title Company then acting;
               (vi) Nothing contained in this Agreement shall in any way affect the right of the Title Company to have at any time a judicial settlement of its accounts as Title Company under this Agreement;
               (vii) All disbursements by Title Company shall be made by bank wire transfer to the account of the receiving party, as such party may direct;
               (viii) The Title Company shall, at the Closing, deliver by overnight express delivery (or hold for personal pickup, if requested), each non-recorded document received hereunder by Title Company to the payee or person acquiring rights under said document or for whose benefit said document was acquired; and
               (ix) The Title Company shall, at the Closing, hold for personal pickup or arrange for wire transfer, (i) to Seller, or order, as instructed by Seller, all sums and any proration or other credits to which Seller is entitled and less any appropriate proration or other charges, and (ii) to Purchaser, or order, any excess funds theretofore delivered to Title Company by Purchaser and all sums and any proration or other credits to which Purchaser is entitled and less any appropriate proration or other charges.
          9.19 Tax Deferred Exchange. Each party acknowledges having been advised that the other party will or may elect to treat the within transaction as part of a tax-deferred exchange transaction under Internal Revenue Code Section 1031. Each party agrees that they will make and execute any and all additional documents that may reasonably be required in connection with the tax-deferred exchange transaction and will otherwise fully cooperate with each other and with any Qualified Intermediary designated by either party provided that neither party shall thereby assume any additional burdens or obligations and further provided that neither party shall incur any additional cost or expense.
     9.20 Future Conveyance Parcel. The parties acknowledge that Seller desires to cause the future transfer and conveyance (the “Future Conveyance”), at Seller’s sole cost and expense, of a certain parcel of land (the “Future Conveyance Parcel”) in the northeasterly portion of the real estate upon which the Condominium is situated to Schenley Center Developers, L.P. The Future Conveyance Parcel is depicted on Exhibit “H” attached hereto. Purchaser covenants and agrees, following reasonable prior notice by Seller, to reasonably cooperate, at no cost to Purchaser, with Seller in connection with Seller’s efforts to consummate the Future Conveyance, including but not limited to entering into an Agreement of Sale and such ancillary documents which will provide and accomplish the following, inter alia:
          (a) the transferee will be Schenley Center Developers, L.P. or its designee owned or controlled by Marc Kossman and/or Curtis Kossman or their immediate families.
          (b) the Future Conveyance Parcel will contain approximately 0.6 acres.
          (c) the Future Conveyance Parcel will be subdivided from the land owned by the Condominium Association.
          (d) the purchase price shall be One ($1.00) Dollar and other good and valuable consideration.
          (e) transferee will be responsible for the payment of all costs of the Future Conveyance including but not limited to Purchaser’s reasonable attorneys’ fees incurred in connection the Future Conveyance and all Pennsylvania Realty Transfer taxes; there shall be no proration of real estate taxes at settlement.
          (f) obtaining consent or release as necessary, from any mortgagee, encumbrance holder or other lien holder so as to grant free and clear title to transferee.
          (g) on or before Closing, Seller and/or transferee, as applicable, shall execute and deliver to Purchaser an instrument in form and substance acceptable to Purchaser (and such instrument will be recorded among the land records contemporaneous with the recording of the Deed) that prohibits the use or development by Seller and transferee of the Future Conveyance Parcel and any adjacent land owned by Seller or transferee as a business or businesses that (i) operate a motel, hotel or guest quarters; (ii) create strong, unusual or offensive odors, fumes, dust or vapors; (iii) are a public or private nuisance; (iv) emit noise or sounds that are objectionable due to intermittence, beat, frequency, shrillness or loudness; (v) are used in whole or in part, for the warehousing, dumping or disposing of garbage or refuse; (vi) sell indecent or pornographic literature or provide adult entertainment or any other form of sexually oriented business; or (vii) operate gasoline refining and/or twenty-four (24) hour manufacturing operations.
          (h) transferee will not request or demand any right to park vehicles on transferor’s property.

          (i) the Declaration of Condominium and such other Condominium Documents will be amended accordingly.
          (j) Purchaser will not object to any zoning change, variance, special exception, conditional use or other governmental procedure that transferee may require to develop the Future Conveyance Parcel or adjacent land unless Purchaser reasonably believes that such zoning change, variance, special exception, conditional use or other governmental procedure will violate the prohibitions listed in Section 9.20(g) or fail to comply with all applicable laws as detailed in Section 9.20(l).
          (k) settlement of the conveyance to transferee shall not be a condition to Seller’s obligation to proceed to Closing of this Agreement and may occur after the Closing Date under this Agreement.
          (l) Purchaser shall have no obligation to consummate the Future Conveyance unless and until Purchaser, in its reasonable business judgment, had determined that the Future Conveyance complies with all applicable laws and that all consents and approvals required in connection with the Future Conveyance have been obtained.
     The agreements and covenants herein will survive the Closing Date under this Agreement.
[SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed in their names by their respective duly-authorized representatives.

SELLER: Schenley Center Associates, L.P. , a pennsylvania Limited Partnership By Schenley Center, Inc., General Partner
By:
Name:
Title:

PURCHASER: Chatham Lodging Trust, a Maryland Real Estate Investment Trust
By:
	Name:	Jeffrey H. Fisher
	Title:	President

[Purchase and Sale Agreement Signature Page]

     Title Company executes this Agreement below solely for the purpose of acknowledging that it agrees to be bound by the provisions of this Agreement relating to Title Company and the holding and disbursement of the Deposit.

TITLE COMPANY:
By:
Name:
Title:

[Purchase and Sale Agreement Signature Page]

EXHIBIT A
SELLER AND PROPERTY

Seller	Site Name	Location
SCHENLEY CENTER ASSOCIATES, L.P., A PENNSYLVANIA LIMITED PARTNERSHIP	Residence Inn by Marriott Pittsburgh, Pennsylvania	3896 Bigelow Boulevard Pittsburgh, Pennsylvania 15213

A-1

EXHIBIT B
LEGAL DESCRIPTIONS OF THE REAL PROPERTY
See attached.

C-1

EXHIBIT C
DUE DILIGENCE CHECKLIST
See attached.

C-1

EXHIBIT D
INSURANCE POLICIES
To be delivered by Seller within three (3) business days following the date of this Agreement.

D-1

EXHIBIT E
OPERATIVE AGREEMENTS
To be delivered by Seller within three (3) business days following the date of this Agreement.

EXHIBIT F
EXISTING WARRANTIES AND GUARANTIES
To be delivered by Seller within three (3) business days following the date of this Agreement.

EXHIBIT G
ASSUMED LOAN

Lender	Loan Description
Principal Commercial Funding, LLC	Loan memorialized by that certain Mortgage Note in the original principal sum of $9,000,000 dated effective as of August 16, 2006 originally given by Schenley Center Associates LP (“Original Borrower”) for the benefit of Principal Commercial Funding, LLC (“Original Lender”) and secured by that certain Mortgage and Security Agreement, Assignment of Leases and Rents, and UCC Filings dated even therewith by Original Borrower for Original Lender

EXHIBIT H
FUTURE CONVEYANCE PARCEL
See attached.

D-4